UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  December 8, 2008

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3200
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

At December 15, 2008, Cano Petroleum, Inc. (“Cano”) expects to have increased its aggregate borrowings under its currently existing $100,000,000 Credit Agreement among Cano, as borrower, and Union Bank of California, N.A. and Natixis, as lenders (the “Senior Credit Agreement”) such that the aggregate borrowings under the Senior Credit Agreement will be approximately $17.0 million.  The current borrowing base remains $60 million.  Since the sale of its subsidiary, Pantwist, LLC, on October 1, 2008, Cano has borrowed and will borrow by December 15, 2008 under the Senior Credit Agreement to pay normal accounts payable as a result of completing a majority of Cano’s 2009 fiscal year capital expenditure program, settling certain of the fire litigation cases, including the cases described below under “Item 8.01 – Other Events,” and for general corporate purposes.  The maturity date of the Senior Credit Agreement is November 29, 2009.

Item 8.01	Other Events.

As a result of recent negotiations, between December 8-10, 2008, Cano concluded the resolution and settlement of the majority of the remaining fire litigation cases.  As a result, all but two of these cases have been settled, and Cano anticipates completing the funding of the settlements by December 15, 2008.

The only two remaining cases are Southwestern Public Service Company d/b/a Xcel Energy v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W. O. Operating Company, Ltd, and WO Energy, Inc. (the “SPS case”) and Norma Valenzuela, et al. v. Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., W.O. Operating, Ltd. and WO Energy, Inc., both of which are more fully described in our Form 10-Q for the quarter-ended September 30, 2008.  The SPS case is set for jury trial on February 16, 2009.

Due to the inherent risk of litigation, the ultimate outcome of these remaining cases and any jury trial is uncertain and unpredictable.  At this time, Cano’s management continues to believe these remaining lawsuits are without merit and will continue to vigorously defend itself and its subsidiaries, while seeking solutions to resolve these lawsuits in a cost-effective manner.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: December 11, 2008
	By:	/s/ Benjamin Daitch
Benjamin Daitch
Senior Vice President and
Chief Financial Officer